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CUSIP No. 74046M30                   13D                     Page 11 of 22 Pages

                                                                    Exhibit 99.2

                                    EXHIBIT B

                            SHARE PURCHASE AGREEMENT


THIS AGREEMENT ("Agreement") is entered into as of the 30th day of June, 2000
AMONG:

      CathayOnline Technologies (Hong Kong) Limited ("CTL")
      SNet Communications (HK) Limited ("SNet")
      Ting Kan Nok, a resident of Hong Kong
      (collectively referred to as the "Sellers")

      CMD Capital Limited ("CMD")

AND

      CathayBancorp.com, Limited (the "Purchaser")

AND

      Premier Brands, Inc. ("Premier" or the "Guarantor")

WHEREAS:

A. The Sellers legally and beneficially own 1,000 shares of CMD, a company duly incorporated under the laws of Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong"), constituting 100% of all of the issued and outstanding shares of CMD (the "CMD Shares");

B. CMD legally and beneficially owns collectively 70% of the shares of common stock of PRC Investment Journal Inc. ("Journal"), a company duly incorporated under the laws of Hong Kong.

C. The Sellers wish to sell to the Purchaser such number of shares of their common stock and their associated ownership interest in the Journal, as constitutes 100% of the Sellers' beneficial ownership interest in CMD, of which CTL owns 62.5% of the CMD Shares, SNet owns 15% of the CMD Shares and Ting Kan Nok owns 22.5% of the CMD Shares, so that the Purchaser will ultimately own 100% of all of the issued and outstanding shares of CMD; and

D. The Purchaser wishes to purchase the CMD Shares from the Sellers.

      THEREFORE, in consideration of the premises and the mutual agreements contained herein and other valuable consideration the receipt and adequacy of which by each of the parties hereto is acknowledged, the parties hereto enter into this agreement.



                                    ARTICLE 1
                                 INTERPRETATION

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

      "Closing" shall mean the completion of the transaction of the purchase and sale of the CMD Shares contemplated by this Agreement;


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CUSIP No. 74046M30                   13D                     Page 12 of 22 Pages


      "Closing Date" shall mean June 30, 2000 or such other dates agreed upon by the parties hereto as the date of the Closing;

      "Corporate Records" shall mean with respect to CMD, all corporate records of CMD, including but not limited to (i) all memoranda and articles or similar constituting documents, any shareholders agreements and any amendments thereto (if any); (ii) all minutes of meetings and resolutions of the board of directors (including any committees thereof) and shareholders of CMD; and (iii) the share certificate books, register of shareholders, the register of transfers of shares of CMD, and the register of directors;

      "Encumbrances" shall mean all liens, charges, mortgages, pledges, security interests, claims, defects of title, restriction and any other rights of third parties relating to any property, including rights of set-off and voting trusts, and other encumbrances of any kind.

      "Purchase Price" shall have the meaning given to it in Section 2.2.

      "Stock" shall mean all of the issued and outstanding shares representing the capital or other equity interests of CMD owned by the Sellers, as the case may be.


                                    ARTICLE 2
                       SHARES PURCHASED AND PURCHASE PRICE

2.1 Purchase and Sale - CMD Shares. Pursuant to the terms and conditions hereof, the Sellers hereby agree to issue, sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase the CMD Shares from the Sellers.

2.2 Purchase Price. The Purchase Price for the CMD Shares shall be US$16.8 million, equaling 2.8 million shares of common stock ("the Premier Shares") of Premier Brands, Inc. ("Premier"), payable by the Purchaser to CTL, SNet, and Ting Kan Nok, respectively. The Purchaser shall issue 630,000 Premier Shares to Ting Kan Nok, 420,000 Premier Shares to SNet and 1,750,000 Premier Shares to CTL as payment in full of the Purchase Price. The Premier Shares are valued at US$6 per share for the purposes of this Agreement and the transactions contemplated hereto.


                                    ARTICLE 3
                                     CLOSING

3.1 Conditions to Closing. The Closing shall take place at the offices of Goodman, Phillips & Vineberg (New York) at approximately 10:00 a.m. on the Closing Date.

      (a)   The Sellers shall deliver to the Purchaser:

            1) in respect of the CMD Shares, instruments of transfer and related documents executed by the nominees of the Sellers together with the share certificates thereof;

            2) certified copies of the resolutions of the boards of directors of the Sellers approving the transfer of the CMD Shares by the Sellers to the Purchasers;

            3)   certified copies of the Sellers' certificates of


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CUSIP No. 74046M30                   13D                     Page 13 of 22 Pages


                 incorporation and memorandum and articles of association (or equivalent documents);

            4) certified copies of CMD's certificate of incorporation and memorandum and articles of association (or equivalent documents);

            5) certified copies of all books, records, deeds, agreements, leases, books of account, lists of suppliers and customers of CMD and all other documents, files, records and other data, financial or otherwise, relating to CMD; and

            6) a duly executed officer's certificate representing and certifying that each representation and warranty of the Sellers made in this Agreement is true, complete and accurate in all material respects.

      (b) The Purchaser shall deliver to the Sellers:

            (i) executed instruments of transfer and related documents in respect of the Premier Shares together with the share certificates; and

      (c) The parties hereto shall execute and do or cause to be executed and done all such other documents, instruments, acts and things as are reasonably necessary in order to effect the issuance of the Premier Shares and the sale and purchase of the CMD Shares.

3.2 Closing Conditions. Notwithstanding any other provision contained in this Agreement, the obligation of the Purchaser to complete the Purchase of the CMD Shares and to pay the Purchase Price to the Sellers is subject to the following conditions, to be fulfilled or performed on or before the Closing Date; such conditions are intended for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in its sole discretion:

      (a) the representations, warranties and covenants of the Sellers to the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations, warranties and covenants were made at and as of the Closing Date;

      (b) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Sellers at or before the Closing Date shall have been complied with or performed; and

      (c) the Purchaser, or its representatives, shall have completed its due diligence on the CMD to the Purchaser's satisfaction.

      (d) the obtaining, at the costs of the Sellers, by the Sellers of a legal opinion, with respect to each of the Sellers and CMD, in form and substance satisfactory to the Purchaser, to the effect that, to the best of counsel's knowledge, this Agreement has been properly executed and is legally enforceable, and not contrary to any other agreements or contracts that any of the Sellers or CMD has entered into and also, to the best of counsel's knowledge, there is no existing pending or potential litigation, proceedings or claims against CMD.

      If the above conditions have not been fulfilled or waived by the Purchaser on or before the Closing Date, the Purchaser shall be entitled to rescind this Agreement, in which case no party shall have any further


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CUSIP No. 74046M30                   13D                     Page 14 of 22 Pages


      claim hereunder against the other.

3.3 Closing Conditions. Notwithstanding any other provision contained in this Agreement, the obligation of the Sellers to complete transactions contemplated hereby is subject to the following conditions, to be fulfilled or performed on or before the Closing Date; such conditions are intended for the exclusive benefit of the Sellers and may be waived by the Sellers in writing in their sole discretion:

      (a) the representative, warranties and covenants of the Purchaser to the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations, warranties and covenants were made at and as of the Closing Date;

      (b) all of the terms, covenants and conditions of this Agreement to the complied with or performed by the Purchaser at or before the Closing Date shall have been complied with or performed;

      (c) the Sellers, or their representatives, shall have completed its due diligence on Premier to their satisfaction; and

      (d) the obtaining, at the costs of the Purchaser, by the Purchaser of a legal opinion, with respect to each of the Purchaser and Premier, in form and substance satisfactory to the Sellers, to the effect that, to the best of counsel's knowledge, this Agreement has been properly executed and is legally enforceable, and not contrary to any other agreements or contracts that the Purchaser or Premier has entered into and also, to the best of counsel's knowledge, there is no existing pending or potential litigation, proceedings or claims against the Purchaser or Premier.

      If the above conditions have not been fulfilled or waived by the Sellers on or before the Closing Date, the Sellers shall be entitled to rescind this Agreement, in which case no party shall have any further claim hereunder against the other.

                                    ARTICLE 4
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      4.1 Representations and Warranties of the Sellers. Each of the Sellers represents and warrants with respect to itself only to the Purchaser as follows:

      (a) Each of the Sellers hereby represents and warrants that from the date of this Agreement until the Closing Date, except as otherwise permitted by this Agreement or consented to in writing by the Purchaser, such Sellers (individually or collectively) shall not:

            (1) cause CMD to issue or agree to: (a) issue any share, loan or registered capital; (b) agree to grant or redeem any option; or amend the terms of any existing option; or (c) grant or agree to grant any right to acquire or subscribe for any of its shares, loans or registered capital;

            (2) borrow or otherwise raise money or incur or discharge any indebtedness or create any security using the CMD shares as collateral;

            (3) cause CMD to enter into or terminate any contract or enter into any material capital commitment;


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CUSIP No. 74046M30                   13D                     Page 15 of 22 Pages


            (4) cause CMD to depart in any material respect from the ordinary course of its day-to-day business;

            (5) cause or permit CMD to create or permit to arise any lien, charge, pledge, mortgage or other security interest on or in respect of any of its undertakings, property or assets other than liens arising by operation of law.

            (6) cause CMD to declare, pay or make any dividends or other distributions;

            (7) cause CMD to appoint any new directors or officers;

            (8) cause CMD to increase or agree to increase the remuneration, commission and/or any benefit in kind of its directors, employees or officers, make any loan or other payment or confer any benefit upon any such person or any of their dependents, or engage or dismiss any senior officers or have the terms of their employment varied;

            (9) cause CMD to acquire or agree to acquire or to dispose or agree to dispose of any material asset;

            (10) cause CMD to alter or agree to alter the terms of any existing financing facilities or arrange any additional financing facilities;

            (11) cause CMD to give any guarantee, indemnity, surety or security, other than guarantees, indemnity, surety or security given in relation to the facilities made available to, or indebtedness owed by, the Purchaser or the obligations of the Purchaser in the ordinary and usual course of business;

            (12) cause CMD to terminate or allow to lapse any insurance policy now in effect or default under any provisions thereof; or

            (13) cause CMD to amend its certificate and articles of incorporation, its bylaws or other constitutional documents.

      (b) Due Incorporation and Existence of the CMD. The Sellers, other than Ting Kan Nok, and CMD are corporations duly incorporated and existing under the laws of Hong Kong.

      (c) Corporate Power. The Sellers have the corporate or other power to own its property and to carry on the business as now being conducted by it, including, but not limited to owning the CMD Shares.

      (d) Authorized and Issued Capital. As of the date hereof, the authorized capital of CMD consists of 10,000 shares of common stock, of which, 1,000 shares (beneficially owned by the Sellers) have been issued and remain outstanding.

      (e) Options. Except for the Purchaser's right hereunder, no person has any option, warrant, right, call, commitment, conversion right, right of exchange or any other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of



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CUSIP No. 74046M30                   13D                     Page 16 of 22 Pages


            becoming an option, warrant, right, call, commitment, conversion right, right of exchange or any other agreement for the purchase, subscription, allotment or issuance of any of the unissued shares of the authorized capital stock of CMD or of any securities of CMD in each case and by such Seller.

      (f) Corporate Records. The corporate records of the Sellers are complete and accurate and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the articles of incorporation and bylaws or the memorandum and articles of association, as the case maybe, of the Sellers.

      (g) Validity of Agreement. The Sellers have all of the necessary power, authority and capacity to enter into and perform their obligations under this Agreement. The execution, delivery and performance by each of the Sellers of this Agreement and the consummation of the transactions contemplated hereby:

            (i) have been duly authorized by all necessary corporate action on the part of the Sellers; and

            (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under
                  (A) any charter or by-law instruments of the Sellers; (B) any contracts or instruments to which either of the Sellers is a party or by which is bound; or (C) any laws applicable to the Sellers.

      This Agreement constitutes legal, valid and binding obligations of the Sellers, which are enforceable against them in accordance with its terms, subject to enforcement, bankruptcy, insolvency and other laws affecting the rights of creditors generally and to the general principles of equity.

      (h) Restrictive Documents. The Sellers are not subject to, or a party to, any law, any claim relating to the period prior to the date hereof, any contract or instrument, any encumbrance or any other restriction of any kind or character which could prevent the consummation of the transactions contemplated by this Agreement or compliance by the Sellers with the terms, conditions, and provisions hereof or impair the continued operation of business by the Sellers after the date hereof on substantially the same basis as heretofore operated or which would restrict the ability of the Purchaser to acquire any of the CMD Shares.

      (i) Litigation. Except as disclosed in Schedule 4.1(x), there are no actions, suits, arbitration proceedings, or other litigation investigations, inquiries or proceedings ("Actions or Proceedings," pending or, to the knowledge of the Sellers, threatened (a) against or affecting the Sellers or CMD, other than actions, suits, arbitration proceedings, or other litigation or proceedings, which taken individually or in the aggregate do not and could not be reasonably expected to have a material adverse effect on CMD, or (b) which challenge the validity of the transactions contemplated by this Agreement. Except as disclosed on Schedule 4.1(x), neither of the Sellers nor CMD is subject to any order, judgment, decree, award, investigation, inquiry, or



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CUSIP No. 74046M30                   13D                     Page 17 of 22 Pages


            stipulation of or with any governmental authority which has, or may reasonably be expected to have, a material adverse effect on CMD.

4.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants as follows to the Sellers and acknowledges and confirms that the Sellers are relying on such representations and warranties in connection with the sale by the Sellers of the CMD Shares:

      (a) Due Incorporation and Existence. The Purchaser is a corporation duly incorporated under the laws of Hong Kong. Premier is a corporation duly incorporated under the laws of the State of Utah, United States of America.

      (b) Validity of Agreement. Each of Premier and the Purchaser has all necessary power and capacity to enter into and perform its obligations under this Agreement. The execution, delivery and performance by each of Premier and the Purchaser of this Agreement and the consummation of the transactions contemplated thereby;

            (i) have been duly authorized by all necessary corporate action on the part of each of Premier and the Purchaser; and

            (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under
                 (a) any charter or bylaw instruments of the Purchaser or Premier; (b) any contracts or instruments to which the Purchaser or Premier is a party or by which the Purchaser is bound; or (c) any laws applicable to the Purchaser or Premier.

      (c)   No Violation of Laws or Agreements.  Except as set forth in
            Schedule 4.2(c), the execution, delivery and performance by such Seller of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (a) violate in any material respect any provision of law or any rule or regulation to which Purchaser is subject (it being understood that the necessity for filings and consents is dealt with separately in the following paragraph), (b) conflict with or violate any order, judgment, injunction, award or decree binding upon Purchaser, (c) conflict with or violate the Certificate of Incorporation, Bylaws or other similar governing documents of such Purchaser, or (d) result in the creation or imposition of any Lien upon the Shares owned by Purchaser, except, in the case of any of the foregoing clauses other than clause (a) and clause (c), for any such conflict, violation, default, right or Lien which would not, individually or in the aggregate, have a material adverse effect on the business prospects, operation, assets or financial conditions of the Purchaser.

            Except as set forth in Schedule 4.2(c), the execution, delivery and performance by such Purchaser and Seller of this Agreement and the consummation of the transactions contemplated hereby do not require any consent from, or filing with, any governmental or regulatory authority, except for any action, consent or filing that Purchaser is required to obtain or make, and consents and filings which, if not obtained or made, will not, individually or in the aggregate, have a material adverse effect on the ability of


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CUSIP No. 74046M30                   13D                     Page 18 of 22 Pages


            Purchaser to consummate the transactions contemplated hereby.

      (d) Transfer of Good Title. Upon consummation of the transactions contemplated hereby, the Purchaser will transfer to the Sellers and Purchaser will have good and valid title to the Premier Shares and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature (other than such as may be created by Purchaser.

      (e) Brokers. No banker, finder, agent or similar intermediary has acted for or on behalf of such Purchaser, in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection herewith based on any agreement with such Purchaser, in either case, for which any Seller is obligated to pay any fee or commission.

      (f) Premier Shares. The Premier Shares to be delivered pursuant to this Agreement have been duly authorized and will, when so delivered, be validly issued and outstanding, fully paid and non-assessable and not in violation of any preemptive or similar rights and may be freely transferred by the holders thereof without any further action.

      (g) Disclosure. Each report and proxy statement filed by Purchaser since December 31, 1998, did not, and no report or proxy statement filed with the SEC subsequent to the date hereof will, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

      (h) Options. Except for the Seller's rights hereunder no person has any option, warrant, right, call, commitment, conversion right, right of exchange or any other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming any option, warrant , right, call, commitment, conversion right, right of exchange or any other agreement for the purchase, subscription, allotment or issuance of any of the unissued shares of the authorized capital stock of Premier or of any securities of Premier in each case and by such Seller.

      (i) Validity of Agreement. Each of the Purchaser and the Guarantor has all of the necessary power, authority and capacity to enter into and perform its obligations under this Agreement. The execution, delivery and performance by each of the Purchaser and the Guarantor of this Agreement and the Consummation of the Transactions and contemplated hereby:

            (i) have been duly authorized by all necessary corporate actin on the part of the Purchaser and the Guarantor; and

            (ii) do not (or would not with the giving of notice, the lapse fo time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment of cancellation or acceleration of any obligation under (A) any charter or by-law instruments of the Purchaser and the Guarantor; (B) any contracts or instruments to which wither of the Purchaser or the Guarantor is a party or by which is bound; or (C) any laws applicable to the Purchaser of the Guarantor.

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CUSIP No. 74046M30                   13D                     Page 19 of 22 Pages



      This Agreement constitutes the legal, valid and binding obligations of the Purchaser and the Guarantor, which are enforceable against them in accordance with its terms, subject to enforcement, bankruptcy, insolvency and other laws affecting the rights of creditors generally and to the general principles of equity.

4.3 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Sellers contained in Section
4.1 hereof and the representations and warranties of the Purchaser contained in
Section 4.2 hereof shall survive the Closing and shall continue in full force and effect for a period of one (1) year from the date hereof and any claim in respect thereof (except a claim based on fraud which shall survive indefinitely).

                                    ARTICLE 5
                          UNDERTAKINGS AND INDEMNITIES

5.1   The Sellers' Undertakings. The Sellers undertake to:

      (a)   in the case of SNet and Ting Kan Nok,

            (i)   cause CMD to maintain its current legal status;

            (ii) introduce other Internet-related acquisitions opportunities in the People's Republic of China to the Purchaser; and

      (b)   cause _____ and ____ to act as representatives of the Sellers.

5.2 Indemnification in Favor of the Purchaser. The Sellers shall indemnify and hold the Purchaser, and its shareholders, directors, officers, employees, agents, representatives and affiliates, (in respect of whom the Purchaser hereby acts as agent and trustee with respect thereto) harmless from any claim or loss suffered by, imposed upon or asserted against the Purchaser in connection with this Agreement as a result of, in respect of, connected with or arising out of, under or pursuant to:

      (a) any failure of any of the Sellers to perform or fulfill any covenant or obligation of the Sellers under this Agreement;

      (b) any breach or inaccuracy of any representation or warranty given by the Sellers contained in this Agreement; and

      (c) Except for specific performance, such indemnification shall be the sole and exclusive remedy for such failures, breaches and inaccuracies. Notwithstanding anything to the contrary, (i) the Sellers shall not liable in respect of indemnification obligation hereunder unless ? until the aggregate cumulative amount of losses claimed exceeds $100,000 in which case the Sellers shall be liable only for the excess over such amount and (ii) no Seller shall be liable in respect of any indemnification obligation hereunder to the extent such losses exceed $1,000,000.

5.3 Indemnification in Favor of the Sellers. The Purchaser shall indemnify and hold the Sellers harmless from any claim or loss suffered by, imposed upon or asserted against the Sellers as a result of, in respect of, connected with or arising out of, under or pursuant to:

      (a)   any failure by the Purchaser or the Guarantor to perform or


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CUSIP No. 74046M30                   13D                     Page 20 of 22 Pages


            fulfill any covenant of the Purchaser or the Guarantor under this Agreement; and

      (b) any breach or inaccuracy of any representation or warranty given by the Purchaser or the Guarantor contained in this Agreement.

                                    ARTICLE 6
                                  MISCELLANEOUS

6.1 Further Assurance. From time to time subsequent to the date hereof, each Party shall at the request of any other Party execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively carry out the intent of this Agreement.

6.2 Expenses. Except as otherwise expressly provided herein, all costs and expenses (including the fees and disbursements of legal counsel, investment advisers and auditors) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3 Stamp Duty. The stamp duty payable on the sale and purchase of the CMD Shares and the Premier Shares shall be borne equally by the Purchaser and the Sellers.

6.4 Guarantee of Performance. Premier hereby, absolutely and unconditionally, guarantees the full performance of the Purchaser's obligation for the payment of the Premier Shares and agrees to pay the Sellers when due or upon demand thereafter, any amounts then owing to the Sellers hereunder. Such guarantee shall terminate once the Premier Shares are delivered to the Sellers. This guarantee shall be effective regardless of the solvency, or insolvency of Premier, the extension or modification of the indebtedness of reincorporation, reorganization, merger, or consolidation of Premier, or any change in the composition of, nature, personnel or location of Premier. This guarantee is a guarantee of payment and not of collection. Payment shall be made as provided above.

6.5 Enurement. This Agreement shall enure to the benefit of and be binding upon the parties, their successors and any permitted assigns.

6.6 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

6.7 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York, United States of America. Each party hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York, United States of America, with respect to any matter arising hereunder or related hereto and each of the Guarantor and the Purchaser hereby appoints Goodman Phillips & Vineberg as agent for service of process and agrees that service upon Goodman Phillips & Vineberg shall constitute valid service of process.

6.8 Assignment. None of the rights or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties to this Agreement.

6.9 Gender and Number. Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.


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CUSIP No. 74046M30                   13D                     Page 21 of 22 Pages


6.10 Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

6.11 Severability. Any Article, Section, Subsection or other subdivision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof.

6.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are not representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth herein.

6.13 Amendments. This Agreement may only be amended, modified or supplemented by a written agreement signed by all of the parties to this Agreement.

6.14 Waiver. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver unless expressly provided in writing and duly executed by the party to be bound thereby.

6.15 Notice. Any notice, demand or other communication to be given or made under this Agreement shall be in writing (in English) and delivered personally or sent by registered post or by facsimile to the relevant party at its address or fax number set out below and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement (or such other address or fax number as the addressee has by five (5) Business Days' prior written notice specified to the other parties hereto):


      To CTL
      C/o Stikeman Elliott
      Suite 1103
      Aon China Building
      29 Queen's Road Central
      Hong Kong
      Fax: (852) 2845-9076


      To SNet
      C/o Stikeman Elliott
      Suite 1103
      Aon China Building
      29 Queen's Road Central
      Hong Kong
      Fax: (852) 2845-9076

      To Ting Kan Nok

CUSIP No. 74046M30                   13D                     Page 22 of 22 Pages


      Fax:

      To the Purchaser
      C/o Peter Lau
      570 Lexington Avenue
      Suite 1800
      New York, New York 10022
      Fax: (212) 888-6823

      To Premier
      C/o David Cooperberg
      205 East 78th Street
      Apartment 14L
      New York, New York  10021-1239

            [The remainder of this page is intentionally left blank.]

      IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first above written.


                              SELLERS

                              CathayOnline Technologies (Hong Kong) Limited


                              By:  /s/ Brian Ransom
                                   ---------------------------
                                   Name: Brian Ransom
                                   Title: Director

                              SNet Communications (HK), Limited


                              By:  /s/ Peter Chin
                                   ---------------------------
                                   Name: Peter Chin
                                   Title: President

                              Ting Kan Nok


                              /s/ Ting Kan Nok
                              -------------------------


                              PURCHASER

                              CathayBancorp.com, Limited


                              By:  /s/ Peter Lau
                                   ---------------------------
                                   Name: Peter Lau
                                   Title: Director

                              GUARANTOR

                              Premier Brands, Inc.


                              By:  /s/ David Cooperberg
                                   ---------------------------
                                   Name: David Cooperberg
                                   Title: President